SCHEDULE 14C

(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

MET INVESTORS SERIES TRUST

(Name of Registrant As Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

MET INVESTORS SERIES TRUST

5 Park Plaza

Suite 1900

Irvine, California 92614

August 19, 2010

Dear Contract Owner:

The accompanying information statement provides information about a change in the subadviser of the Van Kampen Comstock Portfolio (the “Portfolio”), a series of Met Investors Series Trust. Effective June 1, 2010, Invesco Advisers, Inc. became the subadviser to the Portfolio. The individuals responsible for managing the Portfolio on a day-to-day basis did not change as a result of the change in subadviser. You are receiving the accompanying information statement because some or all of the value of your variable annuity or variable life insurance contract was invested in the Portfolio as of August 3, 2010.

The accompanying information statement is for your information only. You do not need to do anything in response to this information statement.

Sincerely,

Elizabeth M. Forget President Met Investors Series Trust

MET INVESTORS SERIES TRUST

Van Kampen Comstock Portfolio

5 Park Plaza, Suite 1900

Irvine, California 92614

INFORMATION STATEMENT

Important Notice Regarding the Availability of this Information Statement

This Information Statement is available online at www.metlife.com/variablefunds*

The primary purpose of this Information Statement is to provide you with information about a change of the subadviser to the Van Kampen Comstock Portfolio (the “Portfolio”), a series of Met Investors Series Trust (the “Trust”). Effective June 1, 2010, Invesco Advisers, Inc. (“Invesco”), an indirect wholly-owned subsidiary of Invesco Ltd., replaced Morgan Stanley Investment Management Inc. (“Morgan Stanley”) as the subadviser to the Portfolio. Invesco replaced Morgan Stanley as a result of Invesco Ltd.’s acquisition of certain portions of the asset management business of Morgan Stanley. This Information Statement is being mailed beginning on or about August 27, 2010 to the Portfolio’s shareholders of record as of the close of business on August 3, 2010 (the “Record Date”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Trust’s most recent annual and semiannual reports are available upon request without charge by writing the Trust at the above address or calling the Trust toll-free at 1-800-638-7732.

MetLife Advisers, LLC (“MetLife Advisers”) serves as investment adviser to the Trust pursuant to a management agreement dated December 8, 2000, as amended from time to time, between the Trust and MetLife Advisers (the “Management Agreement”). MetLife Investors Distribution Company (the “Distributor”), an affiliate of MetLife Advisers, serves as the distributor to the Trust. MetLife Advisers is located at 501 Boylston Street, Boston, Massachusetts 02116. The Distributor is located at 5 Park Plaza, Suite 1900, Irvine, California 92614. State Street Bank and Trust Company is the administrator of the Trust and is located at 2 Avenue de Lafayette, Boston, Massachusetts 02111.

Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), requires that all agreements under which persons serve as investment advisers or investment subadvisers to investment companies be approved by shareholders. The Securities and Exchange Commission (the “SEC”) has granted exemptive relief to the Trust and MetLife Advisers which generally permits MetLife Advisers, subject to certain conditions, and without the approval of shareholders, to: (a) employ a new investment subadviser for the Portfolio pursuant to the terms of a new investment subadvisory agreement, in each case either as a replacement for an existing subadviser or as an additional subadviser; (b) change the terms of any investment subadvisory agreement in a way that would otherwise require the approval of shareholders; and (c) continue the employment of an existing subadviser on the same subadvisory contract terms where a contract has been terminated because of an assignment of the contract, including, potentially, a change in control of the subadviser. Generally, the Portfolio’s Board of Trustees must approve any new subadvisory agreements implemented in reliance on the exemptive order. The Portfolio may not generally rely on the exemptive order with respect to subadvisers that are affiliated with MetLife Advisers. One of the conditions of the exemptive relief is that within ninety days after entering into a new or amended investment subadvisory agreement without shareholder approval, the Portfolio must provide an information statement to its shareholders setting forth substantially the information that would

*	Upon accessing the website set forth above, click on “Van Kampen Comstock Portfolio” to access the information statement.

be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of the agreement. This Information Statement is being provided to you to satisfy this condition of the exemptive relief.

THIS INFORMATION STATEMENT IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I.	Introduction

Prior to June 1, 2010, Morgan Stanley, doing business in certain instances (including in its role as subadviser to the Portfolio) under the name Van Kampen, served as subadviser to the Portfolio pursuant to an investment advisory agreement, dated April 29, 2005, by and between Met Investors Advisory LLC (a predecessor to MetLife Advisers) and Morgan Stanley (the “Previous Advisory Agreement”).

On June 1, 2010, Invesco Ltd., Invesco’s parent company, acquired certain portions of the asset management business of Morgan Stanley, including the part of the asset management business that subadvised the Portfolio (the “Transaction”). Upon the closing of the Transaction, the Previous Advisory Agreement was assigned to Invesco, which resulted in the automatic termination of the Previous Advisory Agreement.

At an in-person meeting of the Board of Trustees of the Trust held on February 9-10, 2010, the Trustees (including the Trustees who are not “interested persons” of the Trust, MetLife Advisers, Invesco or the Distributor (as that term is defined in the 1940 Act) (“Independent Trustees”)) approved a new investment advisory agreement between MetLife Advisers and Invesco, with respect to the Portfolio, which took effect as of June 1, 2010 (the “New Advisory Agreement”). As a result of the Transaction, the Previous Advisory Agreement was automatically terminated and, as of June 1, 2010, Morgan Stanley no longer served as subadviser to the Portfolio. As discussed below, the New Advisory Agreement is the same in all material respects to the Previous Advisory Agreement, except for Invesco as subadviser, the effective date and term and certain administrative provisions. As with the Previous Advisory Agreement, the Portfolio does not pay the subadvisory fee under the New Advisory Agreement. The Management Agreement between the Trust and MetLife Advisers relating to the Portfolio remains in effect and the fees payable to MetLife Advisers by the Portfolio under the Management Agreement have not changed.

There is no change in the management fees paid to MetLife Advisers by the Portfolio as a result of the New Advisory Agreement.

As a result of the approval of the New Advisory Agreement, effective June 1, 2010, Invesco replaced Morgan Stanley as the subadviser to the Portfolio. All references to Morgan Stanley with respect to the Portfolio in the Summary Prospectus, Prospectus and Statement of Additional Information relating to the Portfolio were replaced with Invesco.

II.	The Previous and New Advisory Agreements

The Previous Advisory Agreement

The Previous Advisory Agreement provided that it would remain in effect from April 29, 2005 to December 31, 2006 and would continue in full force and effect for successive periods of one year thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approved its continuance at least annually. The Previous Advisory Agreement could be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by MetLife Advisers, or by the vote of a majority of the outstanding voting securities of the Portfolio, upon sixty days’ prior written notice to Morgan Stanley or by Morgan Stanley upon ninety days’ prior written notice to MetLife Advisers, or upon shorter notice as mutually agreed upon. The Previous Advisory Agreement also terminated automatically in the event of its assignment or in the event that the Management Agreement between MetLife Advisers and the Trust was assigned or terminated for any other reason.

The Previous Advisory Agreement also generally provided that, absent willful misconduct, bad faith, reckless disregard or gross negligence of Morgan Stanley in the performance of any of its duties or obligations under the Previous Advisory Agreement, Morgan Stanley would not be liable for any act or omission in the course of, or connected with, rendering services under the Previous Advisory Agreement.

Under the Previous Advisory Agreement, MetLife Advisers paid a subadvisory fee to Morgan Stanley, based on the average daily net assets of the Portfolio, consisting of a monthly fee computed at the annual rate of 0.40% of the first $250 million of such assets, plus 0.375% of such assets over $250 million up to $500 million, plus 0.35% of such assets over $500 million up to $1 billion, plus 0.275% of such assets over $1 billion. For the fiscal year ended December 31, 2009, MetLife Advisers paid Morgan Stanley $4,241,255 in aggregate subadvisory fees with respect to the Portfolio.

The Previous Advisory Agreement was renewed by the Board of Trustees, including by a separate vote of the Independent Trustees, at a meeting held on November 10-11, 2009. The Previous Advisory Agreement, was initially approved by the Board of Trustees, including by a separate vote of the Independent Trustees, at a meeting held on February 16, 2005 and by the Portfolio’s initial shareholder on April 20, 2005.

The New Advisory Agreement

The terms of the New Advisory Agreement are the same in all material respects as those of the Previous Advisory Agreement, except for Invesco as subadviser, the effective date and term and certain administrative provisions. The New Advisory Agreement provides that it will remain in effect until December 31, 2011 and thereafter for successive periods of one year only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Previous Advisory Agreement’s initial term was from April 29, 2005 to December 31, 2006. Like the Previous Advisory Agreement, the New Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by MetLife Advisers, or by the vote of a majority of the outstanding voting securities of the Portfolio, upon sixty days’ prior written notice to Invesco or by Invesco upon ninety days’ prior written notice to MetLife Advisers, or upon shorter notice as mutually agreed upon. The New Advisory Agreement also terminates automatically in the event of its assignment or in the event that the Management Agreement between MetLife Advisers and the Trust is assigned or terminated for any other reason.

The New Advisory Agreement also generally provides that, absent willful misconduct, bad faith, reckless disregard or gross negligence of Invesco in the performance of any of its duties or obligations under the New Advisory Agreement, Invesco will not be liable for any act or omission in the course of, or connected with, rendering services under the New Advisory Agreement.

The New Advisory Agreement imposes certain obligations on Invesco, such as the reporting of compliance issues to MetLife Advisers, that were not in the Previous Advisory Agreement. The New Advisory Agreement also imposes certain obligations on MetLife Advisers, such as the provision of an affiliates list to Invesco, that were not in the Previous Advisory Agreement.

Subadvisory Fee

Under the New Advisory Agreement, MetLife Advisers pays a subadvisory fee to Invesco, based on the average daily net assets of the Portfolio, consisting of a monthly fee computed at the annual rate of 0.40% of the first $250 million of such assets, plus 0.375% of such assets over $250 million up to $500 million, plus 0.35% of such assets over $500 million up to $1 billion, plus 0.275% of such assets over $1 billion.

As with the Previous Advisory Agreement, the Portfolio does not pay the subadvisory fee under the New Advisory Agreement. The Management Agreement between the Trust and MetLife Advisers relating to the Portfolio remains in effect and the fees payable to MetLife Advisers by the Portfolio under the Management Agreement have not changed.

Effective Date

The New Advisory Agreement was approved by the Board of Trustees, including by a separate vote, the Independent Trustees, on February 9-10, 2010, and its effective date was as of June 1, 2010.

III.	Board Considerations

At an in-person meeting of the Board of Trustees (the “Board”) of the Trust held on February 9-10, 2010, the Board, including a majority of the Independent Trustees, approved the New Advisory Agreement between MetLife Advisers and Invesco for the Portfolio. Representatives of management informed the Board that, if approved by the Board, the New Advisory Agreement would become effective upon the sale of portions of the asset management business of Morgan Stanley, the Portfolio’s current subadviser, to Invesco’s parent company, Invesco Ltd.

In considering the New Advisory Agreement, the Board reviewed a variety of materials provided by MetLife Advisers and Invesco relating to the Portfolio and Invesco, including comparative performance, fee and expense information for an appropriate peer group of similar mutual funds, performance information for relevant benchmark indices and other information regarding the nature, extent and quality of services to be provided by Invesco under the New Advisory Agreement. The Board also took into account information provided to the Board in its meetings throughout the year with respect to the services provided by Invesco to another portfolio of the Trust, including quarterly performance reports prepared by management containing reviews of investment results, and periodic presentations from Invesco, as well as its familiarity with the Morgan Stanley portfolio management team that was expected to manage the Portfolio for Invesco.

In considering approval of the New Advisory Agreement, the Board took into account information and materials that the Board received and considered in connection with its recent approval of the renewal of the Previous Advisory Agreement between MetLife Advisers and Morgan Stanley in November, 2009. That approval, on which the Board voted at its meeting held in person on November 10-11, 2009, followed a lengthy process during which the Board considered a variety of factors, including, for example, the experience and qualifications of the portfolio management team and the Portfolio’s performance.

The Independent Trustees were separately advised by independent legal counsel throughout the process. Prior to voting, the Independent Trustees also received a memorandum from their independent legal counsel discussing the legal standards for their consideration of the proposed approval of the New Advisory Agreement. The Independent Trustees also discussed the proposed approval of the New Advisory Agreement in a private session with their independent legal counsel at which no representatives of management were present.

In considering whether to approve the New Advisory Agreement with Invesco with respect to the Portfolio, the Board reviewed and analyzed the factors it deemed relevant, including: (1) the nature, extent and quality of the services to be provided to the Portfolio by Invesco; (2) the performance of the Portfolio as compared to a peer group and an appropriate index; (3) Invesco’s personnel and operations; (4) the financial condition of Invesco; (5) the level and method of computing the Portfolio’s proposed subadvisory fee; (6) the anticipated profitability of Invesco under the New Advisory Agreement; (7) any “fall-out” benefits that may accrue to Invesco and its affiliates (i.e., ancillary benefits that may be realized by Invesco or its affiliates from Invesco’s relationship with the Trust); (8) the anticipated effect of growth in size on the Portfolio’s performance and expenses; (9) fees paid by comparable institutional and retail accounts; and (10) possible conflicts of interest.

Nature, extent and quality of services. In considering the nature, extent and quality of the services to be provided by Invesco to the Portfolio, the Board considered information provided to the Board by Invesco, including Invesco’s Form ADV, as well as information presented throughout the past year in connection with Invesco’s management of another portfolio of the Trust. The Board considered Invesco’s current level of staffing and its overall resources, as well as its compensation program. The Board reviewed Invesco’s history and investment experience, as well as information regarding the qualifications, background and responsibilities of Invesco’s investment and compliance personnel who would be providing services to the Portfolio. Additionally, the Board considered that the portfolio management team was not expected to change as a result of the approval of the New Advisory Agreement with Invesco and that the team was expected to continue to manage the Portfolio as it had in the past using the same investment strategies and criteria. The Board also considered, among other things, Invesco’s compliance program and its disciplinary history. The Board noted Invesco’s regulatory history, including whether it was currently involved in any regulatory actions or investigations as well as material litigation, and any settlements and ameliatory actions undertaken, as appropriate. The Board also noted that the Trust’s Chief Compliance Officer and his staff would be conducting regular, periodic compliance reviews with Invesco and present reports to the Independent Trustees regarding the same, which would include evaluating the regulatory compliance system of Invesco and procedures reasonably designed by Invesco to assure compliance with the federal securities laws, including issues related to late trading and market timing, best execution, fair value pricing, and proxy voting procedures, among others. The Board also took into account the financial condition of Invesco.

The Board considered Invesco’s investment process and philosophy. The Board took into account that Invesco’s responsibilities would include the development and maintenance of an investment program for the Portfolio which would be consistent with the Portfolio’s investment objectives, the selection of investment securities and the placement of orders for the purchase and sale of such securities, as well as the implementation of compliance controls related to performance of these services. The Board also reviewed Invesco’s brokerage policies and practices, including with respect to best execution and soft dollars.

Based on its consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of services to be provided by Invesco were satisfactory and that there was a reasonable basis on which to conclude that Invesco would provide a high quality of investment services to the Portfolio.

Performance. The Board considered certain comparative performance data that, among other information, was provided to them in connection with the 2009 annual contract review as well as more recent quarterly performance information. That data indicated that the Portfolio outperformed the median of comparable funds underlying variable insurance products (the “Performance Universe”) for the one-year period ended July 31, 2009 and underperformed the median of its Performance Universe for the three-year period. The data also indicated that the Portfolio underperformed its Lipper index for the same periods. The Board also noted that the Portfolio outperformed its benchmark, the Russell 1000 Value Index, for the one- and three-year periods ended August 31, 2009. The Board also considered that the Portfolio outperformed its benchmark for the one- and three-year periods ended December 31, 2009. The Board also took into consideration management’s discussion of the Portfolio’s performance, including with respect to the Portfolio’s more recent performance. Based on its review, the Board concluded that the Portfolio’s overall performance was satisfactory.

Fees and expenses. The Board gave substantial consideration to the subadvisory fee payable under the New Advisory Agreement. The Board noted that the proposed subadvisory fee was identical to the fee paid to Morgan Stanley for managing the Portfolio under the Previous Advisory Agreement.

The Board noted that the subadvisory fee for the Portfolio would be paid by MetLife Advisers, not the Portfolio, out of the management fee. It was further noted that MetLife Advisers negotiated such fees at arm’s length.

The Board also compared the subadvisory fee to be paid by MetLife Advisers to fees charged by Morgan Stanley to manage other subadvised portfolios and accounts given that Invesco did not at that time manage accounts comparable to the Portfolio. The Board considered the fee comparisons in light of the differences required to manage different types of accounts.

In considering the subadvisory fee to be paid by MetLife Advisers to Invesco, the Trustees took into consideration certain comparative expense information that was provided to them in connection with the 2009 annual contract review. The Board considered that the Portfolio’s actual management fees and total expenses (exclusive of 12b-1 fees) were below the median of a smaller group of peer funds chosen by Lipper Inc. (the “Expense Group”) and the median of broader groups of funds. The Board further noted that the Portfolio’s contractual management fees were equal to the normalized median of the Expense Group at the Portfolio’s current size. The Board also noted that the Portfolio’s contractual subadvisory fee was above the average of a broad group of funds at the Portfolio’s current size. After consideration of all relevant factors, the Board concluded that the proposed subadvisory fee was consistent with industry norms and was fair and reasonable in light of the services to be provided.

Profitability. In considering the anticipated profitability to Invesco and its affiliates of their relationships with the Portfolio, the Board noted that the proposed subadvisory fee under the New Advisory Agreement would be paid by MetLife Advisers out of the management fee that it would receive under the Management Agreement with the Trust. The Board also took into account that the proposed subadvisory was identical to the fee paid to Morgan Stanley for managing the Portfolio. The Board also relied on the ability of MetLife Advisers to negotiate the New Advisory Agreement and the fee thereunder (as well as the fee under the Previous Advisory Agreement) at arm’s length. The Board reviewed data with regard to the anticipated profitability of the Portfolio to Invesco. The Board placed more reliance on the fact that the New Advisory Agreement was negotiated at arm’s length and that the proposed subadvisory fee would be paid by MetLife Advisers than on Invesco’s anticipated profitability.

Economies of scale. The Board also considered the effect of the Portfolio’s growth in size on its performances and fees. The Board noted that the Portfolio’s management fee and proposed subadvisory fee each contained breakpoints that would reduce the management fee rate on assets above certain specified asset levels. The Board considered the fact that the Portfolio’s fee levels decline as portfolio assets increase. The Board also noted that if the Portfolio’s assets increase over time, the Portfolio may realize economies of scale if assets increase proportionally more than certain other fixed expenses.

The Board concluded that the management fee structure for the Portfolio, including breakpoints, was reasonable and appropriately reflected potential economies of scale.

Other factors. The Board considered other benefits that may be realized by Invesco and its affiliates from their relationship with the Trust, including the opportunity to provide advisory services to additional portfolios of the Trust and reputational benefits. The Board concluded that the benefits that may accrue to Invesco and its affiliates by virtue of Invesco’s relationship to the Portfolio were fair and reasonable in light of the anticipated costs of providing investment advisory services to the Portfolio and the anticipated commitment of Invesco to the Portfolio.

The Board considered any possible conflicts of interest in the form of material benefits or detriments to the Trust resulting from the nature of the Trust’s and Invesco’s affiliations. Here, the Board considered possible conflicts of interest that may arise between the Trust and Invesco in connection with the services to be provided to the Trust and the various relationships that Invesco and its affiliates may have with the Trust. The Board considered the procedures for monitoring and managing such potential conflicts.

Conclusion. In considering the approval of the New Advisory Agreement, the Board, including the Independent Trustees, did not identify any single factor as controlling, and each Trustee may have attributed different weights to various factors. Based on all of the above-mentioned considerations, and the recommendations of management, the Board, including a majority of the Independent Trustees, determined that approval of the New Advisory Agreement was in the best interests of the Portfolio. After full consideration of these and other factors, the Board, including a majority of the Independent Trustees, with the assistance of independent legal counsel, approved the New Advisory Agreement with respect to the Portfolio.

IV.	The Subadviser

INVESCO ADVISERS, INC., 1555 Peachtree, N.E., Atlanta, GA 30309, is the subadviser to the Portfolio. Invesco is an indirect wholly-owned subsidiary of Invesco Ltd., a publicly traded company that, through its subsidiaries, engages in the business of investment management on an international basis. As of March 31, 2010, Invesco managed approximately $419.6 billion in assets.

The following individuals are jointly, and primarily responsible for the day-to-day management of the Portfolio: Kevin C. Holt (lead manager) and Jason S. Leder, Devin E. Armstrong, James N. Warwick and Matthew Seinsheimer, Portfolio Managers. Messrs. Holt, Leder, Armstrong and Warwick have been employed by Invesco and/or its affiliates since June 2010. Prior to joining Invesco, Messrs. Holt, Leder, Armstrong and Warwick were employed by Morgan Stanley since 1999, 1995, 2004 and 2002, respectively. Mr. Seinsheimer has been associated with Invesco and/or its affiliates since 1998. Mr. Holt is the lead manager of the Portfolio and is responsible for the execution of the overall strategy of the Portfolio.

Following is a list of the directors and principal executive officers of Invesco and their principal occupations. The address of each person listed is 1555 Peachtree, N.E., Atlanta, GA 30309.

Name	Position Held with Invesco and Principal Occupations During the Last Five Years
Gregory M. Armour	Director, Co-President & Co-Chief Executive Officer

Philip A. Taylor	Director, Co-President & Co-Chief Executive Officer

Loren Michael Starr	Director & Chief Financial Officer

Kevin M. Carome	Director & Secretary

Todd L. Spillane	Chief Compliance Officer and Senior Vice President

David A. Hartley	Treasurer and Chief Accounting Officer

Annette J. Lege	Controller

Frederick R. Meyer	Senior Investment Officer

Michael K. Cronin	Senior Vice President

Karen D. Kelley	Senior Vice President

Kirk F. Holland	Senior Vice President

Leslie A. Schmidt	Senior Vice President

Andrew R. Schlossberg	Senior Vice President

Gary K. Wendler	Senior Vice President

John M. Zerr	Senior Vice President

David A. Ridley	Senior Vice President

David C. Warren	Senior Vice President

Jeffrey H. Kupor	Senior Vice President

Invesco acts as investment adviser or subadviser to the following other mutual funds that have similar investment objectives to those of the Portfolio.

Comparable Fund	Annual Advisory/Subadvisory Fee Rate for a Recent Fiscal Year End (as a % of average daily net assets)	Assets Under Management as of 6/30/10
Pacific Life Fund—PL Comstock Fund	0.35% on the first $2 billion, 0.32% on the next $1 billion, and 0.30% in excess of $3 billion	$120 million

Phoenix Edge Series Fund—Phoenix Comstock Series	0.35% on all assets	$38 million

EQ Advisors Trust—EQ/Van Kampen Comstock Portfolio	0.40% on first $250 million; 0.375% on next $250 million; 0.35% on next $500 million; and 0.275% in excess of $1 billion	$223 million

ING Van Kampen Comstock Portfolio	0.40% on first $250 million; 0.375% on next $250 million; 0.35% on next $500 million; and 0.275% on assets over $1 billion	$281 million

Nationwide Variable Insurance Trust—Van Kampen NVIT Comstock Value Fund	0.35% on first $50 million; 0.30% over $50 million but less than $250 million; 0.25% over $250 million but less than $500 million; and 0.20% in excess of $500 million	$178 million

FDP Series, Inc.—Van Kampen Value FDP Fund	0.35% on all assets	$94 million

Invesco Van Kampen Comstock Fund	0.50% on first $1 billion; 0.45% on next $1 billion; 0.40% on next $1 billion; and 0.35% on excess	$7.4 billion

Invesco Van Kampen V.I. Comstock Fund	0.60% first $500 million; and 0.55% on excess	$1.5 billion

V.	Changes in the Portfolio’s Investment Style

The Portfolio’s investment objective and investment strategies did not change as a result of the Transaction or the approval of the New Advisory Agreement with Invesco.

VI.	Portfolio Transactions

Subject to the supervision and control of MetLife Advisers and the Trustees of the Trust, Invesco is responsible for decisions to buy and sell securities for the Portfolio’s account and for the placement of the Portfolio’s portfolio transactions and the negotiation of commissions, if any, paid on such transactions. Brokerage commissions are paid on transactions in equity securities traded on a securities exchange and on options, futures contracts and options thereon. Fixed income securities and certain equity securities in which the Portfolio may invest are traded in the over-the-counter market. These securities are generally traded on a net basis with dealers acting as principal for their own account without a stated commission, although prices of such securities usually include a profit to the dealer. In over-the-counter transactions, orders are placed directly with a principal market maker unless a better price and execution can be obtained by using a broker. In underwritten offerings, securities are usually purchased at a fixed price, which includes an amount of compensation to the underwriter generally referred to as the underwriter’s concession or discount. Certain money market securities may be purchased directly from an issuer, in which case no commissions or discounts are paid. U.S. government securities are generally purchased from underwriters or dealers, although certain newly-issued U.S. government securities may be purchased directly from the U.S. Treasury or from the issuing agency or instrumentality.

Invesco is responsible for effecting portfolio transactions and will do so in a manner it deems fair and reasonable to the Portfolio and not according to any formula. The primary consideration in all portfolio transactions will be prompt execution of orders in an efficient manner at a favorable price. In selecting broker-dealers and negotiating commissions, Invesco considers, among other factors, the firm’s reliability; the quality of its execution services on a continuing basis; confidentiality, including trade anonymity; and its financial condition. When more than one firm is believed to meet these criteria, preference may be given to brokers that provide the Portfolio or Invesco with brokerage and research services within the meaning of Section 28(e) of the Exchange Act. In doing so, the Portfolio may pay higher commission rates than the lowest available when Invesco believes it is reasonable to do so in light of the value of the brokerage and research services provided by the broker effecting the transaction. Generally, Invesco is of the opinion that, because research provided by a broker must be analyzed and reviewed, its receipt and use does not tend to reduce expenses but may benefit the Portfolio or other accounts managed by Invesco by supplementing Invesco’s research.

It has for many years been a common practice in the investment advisory business for advisers of investment companies and other institutional investors to receive research services from broker-dealers which execute portfolio transactions for the clients of such advisers. Consistent with this practice, Invesco receives research services from many broker-dealers with which Invesco places the Portfolio’s transactions. Invesco may also receive research or research credits from brokers which are generated from underwriting commissions when purchasing new issues of fixed income securities or other assets for the Portfolio. This research, which in some cases may also be purchased for cash, includes such matters as general economic and security market reviews, industry and company reviews, evaluations of securities and recommendations as to the purchase and sale of securities.

Invesco may obtain third-party research from broker-dealers or non-broker-dealers by entering into commission sharing arrangements (“CSAs”). Under a CSA, the executing broker-dealer agrees that part of the commissions it earns on certain equity trades will be allocated to one or more research providers as payment for research. CSAs allow Invesco to direct broker-dealers to pool commissions that are generated from orders executed at that broker-dealer, and then periodically direct the broker-dealer to pay third party research providers for research.

As noted above, Invesco may purchase new issues of securities for the Portfolio in underwritten fixed price offerings. In these situations, the underwriter or selling group member may provide Invesco with research in addition to selling the securities (at the fixed public offering price) to the Portfolio or other advisory clients. Because the offerings are conducted at a fixed price, the ability to obtain research from a broker-dealer in this situation imparts knowledge that may benefit the Portfolio, other investment advisory clients, and Invesco without incurring additional costs. These arrangements may not fall within the safe harbor of Section 28(e) because the broker-dealer is considered to be acting in a principal capacity in underwritten transactions. However, the Financial Industry Regulatory Authority has adopted rules expressly permitting broker-dealers to provide bona fide research to advisers in connection with fixed price offerings under certain circumstances. As a general matter in these situations, the underwriter or selling group member will provide research credits at a rate that is higher than that which is available for secondary market transactions.

The Board of Trustees has approved a Statement of Directed Brokerage Policies and Procedures for the Trust pursuant to which the Trust may direct MetLife Advisers to cause Invesco to effect securities transactions through broker-dealers in a manner that would help to generate resources to pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment pursuant to the

Management Agreement (“Directed Brokerage”). The Trustees will review the levels of Directed Brokerage for the Portfolio on a quarterly basis.

Invesco may effect portfolio transactions for other investment companies and advisory accounts. Research services furnished by broker-dealers through which the Portfolio effects its securities transactions may be used by Invesco in servicing all of its accounts; not all such services may be used in connection with the Portfolio. In the opinion of Invesco, it is not possible to measure separately the benefits from research services to each of its accounts, including the Portfolio. Whenever concurrent decisions are made to purchase or sell securities by the Portfolio and another account, Invesco will attempt to allocate equitably portfolio transactions among the Portfolio and other accounts. In making such allocations between the Portfolio and other accounts, the main factors to be considered are the respective investment objectives, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment, the size of investment commitments generally held, and the opinions of the persons responsible for recommending investments to the Portfolio and the other accounts. In some cases this procedure could have an adverse effect on the Portfolio. In the opinion of Invesco, however, the results of such procedures will, on the whole, be in the best interest of each of the accounts.

Invesco will allocate equity securities offered in initial public offerings (“IPOs”) among accounts it manages in accordance with its Equity IPO Allocation Procedures. Invesco will aggregate indications of interest for IPOs of equity securities for all accounts participating in purchase transactions for that IPO. The price per share of securities purchased in IPO transactions will be the same for each account. When the full amount of all orders for an IPO cannot be filled completely, Invesco’s IPO Allocation Committee (“IPO Committee”) will review accounts indicating an interest in participating in a particular IPO for eligibility based on: (1) the liquidity of the issue and whether the market capitalization of the issuer is within the account’s primary market cap range; (2) the primary sector or geographic region of the account and whether the valuation characteristics of the issuer are in line with the account’s typical holdings; and (3) evidence of commitment and strong interest on the part of the account’s portfolio managers in a particular issuer, including whether the portfolio managers have indicated an interest in acquiring the security in the after market and whether the account already owns companies comparable to the issuer. If the IPO Committee deems that an account indicating an interest in an IPO is ineligible to purchase a particular IPO, it will be excluded from participating in the IPO. If the full amount of all IPO orders for all eligible accounts cannot be filled completely, Invesco will allocate the securities received on a pro rata basis based on relative order size. The IPO Committee will review IPO orders for appropriateness. The IPO Committee may consider various factors, including an account’s previous participation in IPOs and the size of an account’s current holdings when reviewing IPO orders. If any accounts with substantially identical investment objectives and policies participate in IPOs, they should do so in amounts that are reasonably proportionate to each other.

Invesco has one affiliated broker-dealer, which is a limited purpose broker-dealer and would not conduct portfolio transactions on behalf of the Portfolio.

For the year ended December 31, 2009, the Portfolio paid $1,511,557 in brokerage commissions. In 2009, the Portfolio paid $39,108 in brokerage commissions to Morgan Stanley & Co., a broker-dealer affiliated with Morgan Stanley, the Portfolio’s previous subadviser.

VII.	Portfolio’s Ownership Information

As of the Record Date, the total number of Class A and Class B shares of the Portfolio outstanding were 83,175,781.962 and 60,971,336.977, respectively.

Metropolitan Life Insurance Company, a New York life insurance company (“MetLife”), and its affiliates, MetLife Investors USA Insurance Company, MetLife Investors Insurance Company, First MetLife Investors Insurance Company and MetLife Insurance Company of Connecticut (individually an “Insurance Company” and collectively the “Insurance Companies”), are the record owners, through their separate accounts, of all of the Portfolio’s shares.

As of the Record Date, the officers and Trustees of the Trust as a group beneficially owned less than 1% of the shares of beneficial interest of the Portfolio. To the Trust’s knowledge, no person, as of the Record Date, was entitled to give voting instructions to an Insurance Company with respect to 5% or more of the Portfolio’s shares.